EXHIBIT 21.1

List of Subsidiaries

Gray Television, Inc.

As of December 31, 2011

Name of Subsidiary	Jurisdiction of Incorporation
WVLT-TV, Inc.	Georgia
Gray Television Group, Inc.	Delaware
Gray Television Licensee, LLC	Nevada